EXHIBIT 10.1
ARCHSTONE-SMITH TRUST 2001 LONG-TERM INCENTIVE PLAN
ARCHSTONE-SMITH TRUST 2001
LONG-TERM INCENTIVE PLAN
SECTION 1
GENERAL
     1.1. Purpose. The Archstone-Smith Trust 2001 Long-Term Incentive Plan (the “Plan”) has been established by Archstone-Smith Trust (the “Company”) to (i) attract and retain persons eligible to participate in the Plan; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further identify Participants’ interests with those of the Company’s other shareholders through compensation that is based on the Company’s common shares; and thereby promote the long-term financial interest of the Company and the Subsidiaries, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.
     1.2. Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals (including transferees of Eligible Individuals to the extent the transfer is permitted by the Plan and the applicable Award Agreement), those persons who will be granted one or more Awards under the Plan, and thereby become “Participants” in the Plan. Individuals who receive a grant of Replacement Awards pursuant to Section 4 shall also be considered Participants in the Plan with respect to such Awards.
     1.3. Operation, Administration, and Definitions. The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section 5 (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Section 9).
SECTION 2
OPTIONS AND SARS
     2.1. Definitions.
(a)	The grant of an “Option” entitles the Participant to purchase Shares at an Exercise Price established by the Committee. Any Option granted under this Section 2 may be either an incentive share option (an “ISO”) or a non-qualified option (an “NQO”), as determined in the discretion of the Committee. An “ISO” is an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in section 422(b) of the Code. An “NQO” is an Option that is not intended to be an “incentive share option” as that term is described in section 422(b) of the Code.
(b)	A share appreciation right (an “SAR”) entitles the Participant to receive, in cash or Shares (as determined in accordance with subsection 2.5), value equal to (or otherwise based on) the excess of: (a) the Fair Market Value of a specified number of Shares at the time of exercise; over (b) an Exercise Price established by the Committee.
     2.2. Exercise Price. The “Exercise Price” of each Option and SAR granted under this Section 2 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted. Except as provided in Section 4 with respect to Replacement Awards, the Exercise Price shall not be less than 100% of the Fair Market Value of a Share on the date of grant (or, if greater, the par value of a Share).

     2.3. Exercise. An Option and an SAR shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee.
     2.4. Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Section 2 shall be subject to the following:
(a)	Subject to the following provisions of this subsection 2.4, the full Exercise Price for Shares purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in paragraph 2.4(c), payment may be made as soon as practicable after the exercise).
(b)	The Exercise Price shall be payable in cash, by promissory note, or by tendering, by either actual delivery of Shares or by attestation, Shares acceptable to the Committee, and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee.
(c)	The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell Shares (or a sufficient portion of the Shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.
     2.5. Settlement of Award. Settlement of Options and SARs is subject to subsection 5.7.
SECTION 3
OTHER SHARE AWARDS
     3.1. Definitions.
(a)	A “Bonus Share” Award is a grant of Shares in return for previously performed services, or in return for the Participant surrendering other compensation that may be due.
(b)	A “Share Unit” Award is the grant of a right to receive Shares in the future.
(c)	A “Performance Share” Award is a grant of a right to receive Shares or Share Units which is contingent on the achievement of performance or other objectives during a specified period.
(d)	A “Performance Unit” Award is a grant of a right to receive a designated dollar value amount of Shares which is contingent on the achievement of performance or other objectives during a specified period.
(e)	A “Restricted Share” Award is a grant of Shares, and a “Restricted Share Unit” Award is the grant of a right to receive Shares in the future, with such Shares or right to future delivery of such Shares subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives, as determined by the Committee.
     3.2. Restrictions on Awards. Each Bonus Share Award, Share Unit Award, Restricted Share Award, Restricted Share Unit Award, Performance Share Award, and Performance Unit Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine.
SECTION 4
REPLACEMENT AWARDS
     4.1. In General. In the event of a business transaction in which equity-based awards of an entity other than the Company are to be replaced with awards based on Shares, and such replacement awards, including without limitation share options, bonus shares, share units, restricted shares, restricted share units, performance units, and performance shares (with any replacement awards granted pursuant to this Section 4 sometimes referred to in the

Plan as “Replacement Awards”) may be granted under this Plan subject to such terms as the Committee determines to be appropriate. As applied to any Replacement Award, the provisions of this Section 4 shall supersede any other provision of the Plan.
     4.2. Archstone Communities Trust. In lieu of awards related to the common shares of beneficial interest in Archstone Communities Trust (“Archstone”) granted pursuant to the Archstone Communities Trust 1997 Long-Term Incentive Plan which were outstanding as of the Archstone Closing Date (as defined in the Merger Agreement) (the “Archstone Awards”), Replacement Awards will be automatically granted to the holders of the Archstone Awards . The number of Shares and, if applicable, the Exercise Price per Share, subject to a Replacement Award shall be equal to the same number of common shares of beneficial interest in Archstone and, if applicable, the same Exercise Price per share, subject to corresponding Archstone Award. Except as provided in the preceding sentence, the Replacement Awards granted pursuant to this subsection 4.2 shall be subject to the same terms and conditions as the corresponding Archstone Awards.
     4.3. Charles E. Smith Residential Realty, Inc. In lieu of outstanding awards related to the common stock of Charles E. Smith Residential Realty, Inc. (“Smith, Inc.”) or partnership units of Charles E. Smith Residential Realty, L.P. (“Smith, L.P.”) granted pursuant to either: (a) the Charles E. Smith Residential Realty, Inc. Directors Stock Option Plan, or (b) the Charles E. Smith Residential Realty, Inc. First Amended and Restated 1994 Employee Stock and Unit Option Plan, which were outstanding as of the Effective Time of the Merger (as defined in the Merger Agreement) (the “Smith Awards”), Replacement Awards will be automatically granted to the holders of Smith Awards. The number of Shares subject to a Replacement Award shall be equal to (i) the number of shares of common stock of Smith, Inc. or (ii) the number of partnership units of Smith, L.P., as applicable, that could have been purchased (assuming full vesting) under the corresponding Smith Award multiplied by 1.975 (rounded down to the nearest whole number). The Exercise Price per Share subject to a Replacement Award shall be equal to the per-share (or unit, as applicable) exercise price corresponding under the corresponding Smith Award divided by 1.975 (rounded up to the nearest whole cent). Other than the number of Shares and the exercise price, the Replacement Awards granted pursuant to this subsection 4.3 shall be subject to the same terms and conditions as the corresponding Smith Awards.
SECTION 5
OPERATION AND ADMINISTRATION
     5.1. Effective Date. Subject to the approval of the shareholders of the Company, the Plan shall be effective as of the Archstone Closing Date (the “Effective Date”). The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the ten-year anniversary of the Effective Date (except for Awards granted pursuant to commitments entered into prior to such ten-year anniversary).
     5.2. Shares Subject to Plan. The Shares for which Awards may be granted under the Plan shall be subject to the following:
(a)	The Shares with respect to which Awards may be made under the Plan shall be Shares currently authorized but unissued or currently held or, to the extent permitted by applicable law, subsequently acquired by the Company as treasury shares, including Shares purchased in the open market or in private transactions.
(b)	Subject to the following provisions of this subsection 5.2, the maximum number of Shares that may be delivered to Participants and their beneficiaries under the Plan shall be equal to 20,000,000 Shares.
(c)	To the extent provided by the Committee, any Award may be settled in cash rather than Shares. To the extent any Shares covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, or the Shares are not delivered because the Award is settled in cash or used to satisfy the applicable tax withholding obligation, such Shares shall not be deemed to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan.

(d)	If the exercise price of any option granted under the Plan is satisfied by tendering Shares to the Company (by either actual delivery or by attestation), only the number of Shares issued net of the Shares tendered shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan.
(e)	Subject to paragraph 5.2(f), the following additional maximums are imposed under the Plan.]
(i) The maximum number of Shares that may be covered by Awards granted to any one individual pursuant to Section 2 (relating to Options and SARs) shall be 1,000,000 Shares during any one calendar year period. If an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a share of Shares cancels the tandem SAR or Option right, respectively, with respect to such share, the tandem Option and SAR rights with respect to each share of Shares shall be counted as covering only one Share for purposes of applying the limitations of this subparagraph (i).
(ii) The maximum number of Shares that may be issued during any one calendar year in conjunction with Awards granted pursuant to Section 3 (relating to Other Shares Awards) which are intended to be “performance-based” compensation for purposes of section 162(m) of the Code shall be 1,000,000 Shares.
(f)	In the event of a corporate transaction involving the Company (including, without limitation, any share dividend, share split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust the terms of the Plan and Awards to preserve the benefits or potential benefits of the Plan or the Awards. Action by the Committee with respect to the Plan or Awards may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Options and SARs; and (iv) any other adjustments that the Committee determines to be equitable.
     5.3. General Restrictions. Delivery of Shares or other amounts under the Plan shall be subject to the following:
(a)	Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any Shares under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.
(b)	To the extent that the Plan provides for issuance of certificates to reflect the issuance of Shares, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange.
     5.4. Tax Withholding. All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. Except as otherwise provided by the Committee, such withholding obligations may be satisfied (a) through cash payment by the Participant, (b) through the surrender of Shares which the Participant already owns, or (c) through the surrender of Shares to which the Participant is otherwise entitled under the Plan; provided, however, that such Shares under this paragraph (c) may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).
     5.5. Grant and Use of Awards. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or a Subsidiary (including a plan or arrangement of a business or entity, all or a portion Shares of which is acquired by the Company or a Subsidiary). The Committee may use available Shares as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including the plans and arrangements of the Company or a Subsidiary assumed in business combinations.
     5.6. Dividends and Dividend Equivalents. An Award (including without limitation an Option or SAR Award) may provide the Participant with the right to receive dividend payments, dividend equivalent payments or dividend equivalent units with respect to Shares subject to the Award (both before and after the Shares subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Shares, as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in Shares or Share equivalents, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Shares equivalents.
     5.7. Settlement of Awards. The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of Shares, the granting of replacement Awards, or combination thereof as the Committee shall determine. Satisfaction of any such obligations under an Award, which is sometimes referred to as “settlement” of the Award, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, and may include converting such credits into deferred Share equivalents. Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee.
     5.8. Transferability. Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution.
     5.9. Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.
     5.10. Agreement With Company. An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in such form of written document, if any, as is determined by the Committee. A copy of such document shall be provided to the Participant, and the Committee may, but need not require that the Participant sign a copy of such document. Such document is referred to in the Plan as an “Award Agreement” regardless of whether any Participant signature is required.
     5.11. Action by Company or Subsidiary. Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any share exchange) by a duly authorized officer of such company.
     5.12. Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.
     5.13. Limitation of Implied Rights.
(a)	Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Shares or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(b)	The Plan does not constitute a contract of employment or continued service, and selection as a Participant will not give any participating individual the right to be retained in the employ or continued service of the Company or any Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.
     5.14. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.
SECTION 6
CHANGE IN CONTROL
     Subject to the provisions of paragraph 5.2(f) (relating to the adjustment of shares), and except as otherwise provided in the Plan or the Award Agreement reflecting the applicable Award, the effect of a Change in Control upon an Award under this Plan, if any, shall be determined by the Committee.
SECTION 7
COMMITTEE
     7.1. Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with this Section 7. The Committee shall be selected by the Board, and shall consist solely of two or more members of the Board. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.
     7.2. Powers of Committee. The Committee’s administration of the Plan shall be subject to the following:
(a)	Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Individuals those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of Shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 8) to cancel or suspend Awards.
(b)	To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.
(c)	The Committee will have the authority and discretion to conclusively interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award Agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.
(d)	Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.
(e)	In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the articles and by-laws of the Company, and applicable state corporate law.
     7.3. Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a securities exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.
     7.4. Information to be Furnished to Committee. The Company and Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and Subsidiaries as to an individual’s employment or service, termination of employment or service, leave of absence, reemployment or recommencement of service and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.
SECTION 8
AMENDMENT AND TERMINATION
     The Board may, at any time, amend or terminate the Plan, and may amend any Award Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; and further provided that adjustments pursuant to paragraph 5.2(f) shall not be subject to the foregoing limitations of this Section 8.
SECTION 9
DEFINED TERMS
     In addition to the other definitions contained herein, the following definitions shall apply:
(a)	Award. The term “Award” means any award or benefit granted under the Plan, including, without limitation, the grant of Options, SARs, Bonus Share Awards, Share Unit Awards, Restricted Share Awards, Restricted Share Unit Awards, Performance Unit Awards, Performance Share Awards, and Replacement Awards.
(b)	Board. The term “Board” means the Board of Trustees of the Company.
(c)	Change in Control. The term “Change in Control” shall be as defined in the Award Agreement, or as otherwise provided by the Committee.
(d)	Code. The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.
(e)	Eligible Individual. For purposes of the Plan, the term “Eligible Individual” means any employee of the Company or a Subsidiary, and any consultant or other person providing services to the Company or a Subsidiary; provided, however, that an incentive stock option may only be granted to an employee of the Company or a Subsidiary.
(f)	Fair Market Value. For purposes of determining the “Fair Market Value” of a Share as of any date, the following rules shall apply:
(i) If the principal market for the Shares is a national securities exchange or the Nasdaq securities market, then the “Fair Market Value” as of that date shall be the reported closing price of the Shares on the next preceding business day on the principal exchange or market on which the Shares are then listed or admitted to trading.
(ii) If the Share are not listed on a national securities exchange and the Shares are not quoted on the Nasdaq share market, then the “Fair Market Value” as of that date shall be the closing price for the Shares on the next preceding business day as reported on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Incorporated or a comparable service.
(iii) If subparagraphs (i) and (ii) next above are otherwise inapplicable, then the Fair Market Value of the Shares shall be determined in good faith by the Committee.
(g)	Merger Agreement means that certain Amended and Restated Agreement and Plan of Merger among Archstone Communities Trust, Charles E. Smith Residential Realty, Inc., et. al., dated as of May 3, 2001.
(h)	Replacement Award. The term “Replacement Award” shall have the meaning ascribed to it in Section 4.
(i)	Subsidiary. The term “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has a significant interest, as determined in the discretion of the Committee.
(j)	Shares. The term “Shares” means common shares of beneficial interest in the Company, par value $0.01 per share.